UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 19, 2015

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5130 Hacienda Drive, Dublin, California 94568
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 19, 2015, Ross Stores, Inc. (the “Company”) and James S. Fassio, the Company’s President and Chief Development Officer, entered into an employment agreement which supersedes his prior agreement dated March 16, 2013 and which extends Mr. Fassio’s employment with the Company through March 31, 2020 (the “Agreement”). The Agreement contemplates that Mr. Fassio will continue to serve in his current position as President and CDO until April 1, 2018 (or later, subject to potential extensions in his current position, as described below), and will then transition to the position of Senior Advisor and cease to serve as President and CDO.

(e) Under the Agreement, Mr. Fassio will continue to serve as President and Chief Development Officer through March 31, 2018 (unless extended by mutual agreement), and be scheduled to become Senior Advisor for the Company on April 1, 2018 and then serve in that capacity through March 31, 2020. By February 1, 2016, Mr. Fassio may notify the Company if he wishes to renew as President and CDO through March 31, 2019, and if the Company approves the renewal he will continue in his current position (the “First Renewal”); otherwise he will transition to the Senior Advisor role on April 1, 2018. If the First Renewal occurs, then by February 1, 2017 Mr. Fassio may notify the Company if he wishes to further renew as President and CDO through March 31, 2020, and if the Company approves the second renewal, he will continue in his current position; otherwise he will transition to the Senior Advisor role on April 1, 2019.

While President and CDO, Mr. Fassio will receive a salary of at least $975,000 (and be eligible for salary increases), as well as annual incentive bonuses (with a target of at least 90% of annual salary), and will continue to be eligible for Restricted Stock Awards and Performance Share Awards. As Senior Advisor, Mr. Fassio will (i) receive a salary equal to 75% of his final salary as President and CDO (and not be eligible for further salary increases), (ii) be eligible for annual incentive bonuses (with a target bonus percentage that is 15 percentage points below his last annual target bonus percentage as President and CDO), (iii) remain eligible for new Performance Share Awards, but not new Restricted Stock Awards, and (iv) continue to vest in previously-issued Restricted Stock Awards and Performance Share Awards.

If Mr. Fassio remains continuously employed with the Company (whether as President and CDO or as Senior Advisor) through March 31, 2020, he will receive a retention bonus of $775,000 and, in addition, Mr. Fassio, his spouse, and his dependent child will be entitled to continue to participate in the Company’s executive medical (with Medicare as primary for Mr. Fassio and his spouse), dental, and vision benefits coverage (or be provided equivalent coverage by the Company), for his life, his spouse’s life, and for his dependent child until age 26, respectively, at the level provided to them in 2015.

As did the prior employment agreement between the Company and Mr. Fassio, the Agreement also includes provisions regarding reimbursement of certain estate planning costs, participation in Company benefit plans, paid vacation days, and severance benefits. The Agreement also includes provisions regarding protection of Company confidential information, non-solicitation of Company employees and business counterparties, non-disparagement, potential recoupment by the Company of performance-based compensation received if financial results are subsequently restated, and arbitration of disputes. A summary of the provisions in the Agreement relating to severance benefits, including in the event of a change in control of the Company, is set forth in the Company’s Proxy Statement filed with the Securities Exchange Commission on April 8, 2015, under the captions “Employment Agreements with Ms. Rentler, Mr. Hartshorn, Mr. O’Sullivan, Mr. Fassio, and Mr. Baker” and “Potential Payments Upon Termination or Change in Control - Triggering Events,” which are incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2015

ROSS STORES, INC.
Registrant

By: /s/K. Jew
Ken Jew
Senior Vice President, General Counsel and
Assistant Corporate Secretary